Exhibit 99.1
CARDIOVASCULAR SYSTEMS REPORTS FISCAL SECOND-QUARTER 2010 FINANCIAL RESULTS
Conference Call Scheduled for Today, February 3, 2010 at 3:45 PM CT (4:45 PM ET)

•	Key results improved in fiscal second quarter 2010 over fiscal second quarter 2009
▪	Revenue increased 8 percent

▪	Revenue from reorders grew to 92 percent of total revenue from 76 percent

▪	Net loss improved 22 percent

▪	Gross margin rose to 77 percent from 70 percent
•	Optimal large vessel protocol successfully increases adoption in key target accounts

•	Prospective clinical trials advance
▪	FDA conditionally approves coronary Investigational Device Exemption application

▪	CALCIUM 360° small vessel leg study enrolls first patient

▪	COMPLIANCE 360° large vessel leg study advances enrollment
St. Paul, Minn., February 3, 2010 – Cardiovascular Systems, Inc. (CSI) (Nasdaq: CSII), a medical device company developing and commercializing innovative interventional treatment systems for vascular disease, today reported financial results for its fiscal second quarter ended December 31, 2009.
CSI’s revenue in the second quarter rose to $15.1 million, an 8-percent increase over revenue of $14.0 million in the second quarter of last fiscal year. The net loss improved at a higher rate of 22 percent to $(6.8) million, benefiting from improved gross margins and lower operating expenses. Adjusted EBITDA, calculated as loss from operations, less depreciation and amortization and stock-based compensation expense, improved by 39 percent to a loss of $(4.3) million versus $(6.9) million in the year-ago period.
David L. Martin, CSI president and chief executive officer, said, “Revenue grew in line with our expectation this quarter, while the net loss narrowed significantly through careful expense management. We installed optimal large vessel protocols for using the Diamondback 360° at selected target accounts. The result was an increase in device usage of over 50 percent in those accounts from the first quarter of this fiscal year. Given this success, we have broadened our program substantially for the third quarter of fiscal 2010.” The company’s Diamondback 360® PAD System treats peripheral arterial disease (PAD) in vessels throughout the leg in a few minutes of treatment time.
Net loss per diluted share was $(0.46) in the current quarter, compared to $(2.34) per diluted share in the second quarter of fiscal 2009, which included accretion of redeemable convertible preferred stock of $3.0 million. The number of weighted average common shares outstanding increased to 14.7 million in second quarter fiscal 2010 from 5.0 million in last year’s second quarter, primarily due to new shares issued in conjunction with the February 2009 reverse merger with Replidyne, Inc., including conversion of all preferred stock to common stock.
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Cardiovascular Systems, Inc.
February 3, 2010

Revenue generated from customer reorders continued to grow, increasing by $3.3 million to 92 percent of total revenue for the fiscal 2010 second quarter from 76 percent in last year’s second quarter, reflecting CSI’s emphasis on driving adoption in existing accounts.
The fiscal second-quarter 2010 gross margin rose to 77 percent from 70 percent in the same period last year, due to product cost reductions, manufacturing efficiencies and shipment of fewer controller units. Operating expenses decreased 2 percent to $18.1 million, a result of effective expense management and the completion and timing of development projects and clinical studies.
In the first six months of fiscal 2010, revenue grew to $30.3 million, 18 percent above the same period last fiscal year. The gross margin in the first six months of fiscal 2010 was 77 percent, up from 69 percent in the year-ago first half, while operating expenses declined 10 percent. In the first half of fiscal 2010, the net loss was $(13.0) million, a 42-percent improvement over the first half of last fiscal year. The net loss available to common shareholders was $(13.0) million, or $(0.89) per diluted share, in the first half of fiscal 2010, compared to $(25.4) million, or $(5.09) per diluted share last year, which included accretion of redeemable convertible preferred stock of $3.0 million.
Clinical Trials Update
As previously announced, CSI recently received FDA conditional Investigational Device Exemption (IDE) approval to evaluate the safety and effectiveness of the Diamondback 360° to treat calcified coronary lesions. The ORBIT II pivotal clinical trial can initially enroll up to 100 patients at as many as 50 U.S. sites.
Martin added, “The coronary indication for calcified lesions represents a large, underserved market opportunity for CSI. Removing plaque, safely and quickly, benefited ORBIT I patients who were otherwise untreatable, scheduled for surgery, or facing difficulty with stent deployment due to calcified plaque. We are confident that we can repeat the favorable outcomes of our ORBIT I coronary feasibility study in the ORBIT II trial.”
In addition, CSI is conducting clinical trials to advance understanding of the Diamondback 360° to treat PAD, and to provide clinically useful and scientifically sound data for physicians. In mid-November, CSI enrolled the first patient in CALCIUM 360°, a clinical trial to evaluate using the Diamondback 360° in lesions behind and below the knee. This study complements the COMPLIANCE 360° study, which is evaluating the Diamondback 360° for above-the-knee lesions, and has been enrolling patients since June 2009. Both studies are prospective, randomized clinical trials that will enroll 50 patients at up to 10 sites and follow patients for 12 months.
Fiscal 2010 Third-Quarter Outlook
For the fiscal 2010 third quarter ending March 31, 2010, CSI management anticipates:
•	Revenue in the range of $15.5 million to $16.5 million, or growth of 3 percent to 9 percent over the third quarter of fiscal 2009, as the company continues its focus on customer education, adoption and PAD awareness;

•	Gross profit as a percentage of revenue at approximately the same level as the fiscal 2010 second quarter;

•	Net loss in a range of $(6.5) million to $(7.1) million, or loss per diluted share ranging from $(0.44) to $(0.48), assuming 14.9 million shares outstanding; and

•	Adjusted EBITDA loss between $(3.6) million and $(4.2) million, versus a loss of $(4.6) million in last fiscal year’s third quarter.
Management expects the net loss and adjusted EBITDA to improve as revenue grows in the future.
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Cardiovascular Systems, Inc.
February 3, 2010

Martin continued, “Installing the large vessel protocol has been successful in key accounts, and we will continue to expand this initiative to more customers in the coming quarters. This requires considerable time and resources, but positions CSI for sustainable, long-term growth going forward. Given the current progress of this initiative, we expect revenue growth of approximately 10 percent to 15 percent for fiscal year 2010 over fiscal year 2009. Revenue growth will continue to be balanced with progress toward profitability, as we target to achieve our first profitable quarter during fiscal 2011, while living within our cash resources and debt capacity.”
Conference Call Today at 3:45 PM CT (4:45 PM ET)
Cardiovascular Systems, Inc. will host a live conference call and webcast of its fiscal second quarter results today, February 3, 2010, at 3:45 p.m. CT (4:45 p.m. ET). To access the call, dial (888) 680-0879 and enter access number 66378363. Please dial in at least 10 minutes prior to the call and wait for operator assistance. To listen to the live webcast, go to the investor information section of the company’s Web site, www.csi360.com, and click on the webcast icon. A webcast replay will be available beginning at 7 p.m. CT the same day.
For an audio replay of the conference call, dial (888) 286-8010 and enter access number 41659872. The audio replay will be available beginning at 8 p.m. CT on Wednesday, February 3, 2010, through 6 p.m. CT on Friday, February 5, 2010.
Use of Non-GAAP Financial Measures
To supplement CSI’s consolidated condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), CSI uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI’s financial results prepared in accordance with GAAP.
About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing interventional treatment systems for vascular disease. The company’s Diamondback 360® PAD System treats calcified and fibrotic plaque in arterial vessels throughout the leg in a few minutes of treatment time, and addresses many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. As many as 12 million Americans suffer from peripheral arterial disease (PAD), which is caused by the accumulation of plaque in peripheral arteries (commonly the pelvis or leg) reducing blood flow. Symptoms include leg pain when walking or at rest, and can lead to tissue loss and eventually limb amputation. In August 2007, the U.S. FDA granted 510(k) clearance for the use of the Diamondback 360° as a therapy for PAD, and CSI commenced a U.S. product launch in September 2007. Since then, more than 20,000 procedures have been performed to-date using the Diamondback 360° in leading institutions across the United States. For more information visit the company’s Web site at www.csi360.com.
Safe Harbor
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Cardiovascular Systems, Inc.
February 3, 2010

Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) driving greater adoption at each hospital as the right strategy to develop sustainable revenue growth over time; (ii) CSI’s clinical trials; (iii) expanding into the interventional coronary market and the large opportunity in that market; (iv) anticipated revenue, gross margin, net loss, and adjusted EBITDA in future periods; (v) management’s expectation that net loss and adjusted EBITDA will improve as revenue grows; (vi) our intention to expand our large vessel protocol initiative, which will position us for sustainable, long-term growth; (vii) achieving our first profitable quarter; and (ix) our expectation that we will live within our cash resources and debt capacity, are forward looking statements. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; dependence on market growth; the difficulty in accurately predicting product, customer and geographic sales mix; product development delays; the reluctance of physicians to accept new products; the impact of competitive products and pricing; dependence on major customers and distribution partners; the difficulty to successfully manage operating costs; fluctuations in quarterly results; approval of products for reimbursement and the level of reimbursement; general economic conditions and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.
Product Disclosure
The Diamondback 360® PAD System is a percutaneous orbital atherectomy system indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae. The System is contraindicated for use in coronary arteries, bypass grafts, stents, or where thrombus or dissections are present. Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm.
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Cardiovascular Systems, Inc.
February 3, 2010

Cardiovascular Systems, Inc.
Consolidated Statements of Operations
(Dollars in Thousands, except per share and share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues	$15,097	$14,004	$30,295	$25,650
Cost of goods sold	3,515	4,153	7,003	8,034

Gross profit	11,582	9,851	23,292	17,616

Selling, general and administrative	15,912	14,949	30,768	31,373
Research and development	2,181	3,469	4,962	8,424

Total expenses	18,093	18,418	35,730	39,797

Loss from operations	(6,511)	(8,567)	(12,438)	(22,181)

Other (expense) income
Interest expense	(363)	(799)	(734)	(1,026)
Interest income	89	2,867	187	3,009
Impairment on investments	—	(2,233)	—	(2,233)

Total other (expense)	(274)	(165)	(547)	(250)

Net loss	(6,785)	(8,732)	(12,985)	(22,431)
Accretion of redeemable convertible preferred stock	—	(2,997)	—	(2,997)

Net loss available to common shareholders	$(6,785)	$(11,729)	$(12,985)	$(25,428)

Net loss per common share:
Basic and diluted	$(0.46)	$(2.34)	$(0.89)	$(5.09)

Weighted average common shares used in computation:
Basic and diluted	14,651,641	5,018,227	14,584,242	4,997,555

Stock-based compensation supplemental detail (included in amounts above):
(Dollars in Thousands)
Cost of goods sold	$148	$100	$277	$276
Selling, general and administrative	1,674	1,340	3,485	2,724
Research and development	295	108	576	220

Totals	$2,117	$1,548	$4,338	$3,220

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Cardiovascular Systems, Inc.
February 3, 2010

Cardiovascular Systems, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)

	December 31,	June 30,
	2009	2009
ASSETS

Current assets
Cash and cash equivalents	$23,594	$33,411
Accounts receivable, net	8,876	8,474
Inventories	4,048	3,369
Auction rate securities put option	2,800	—
Investments	19,750	—
Prepaid expenses and other current assets	1,078	798

Total current assets	60,146	46,052

Auction rate securities put option	—	2,800
Investments	—	20,000
Property and equipment, net	1,784	1,719
Patents, net	1,629	1,363
Other assets	291	436

Total assets	$63,850	$72,370

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Current maturities of long-term debt	$25,689	$25,823
Accounts payable	3,010	4,751
Accrued expenses	5,779	5,600

Total current liabilities	34,478	36,174

Long-term liabilities
Long-term debt, net of current maturities	2,794	4,379
Grant payable	2,963	—
Other liabilities	943	1,485

Total long-term liabilities	6,700	5,864

Total liabilities	41,178	42,038

Commitments and contingencies
Total stockholders’ equity	22,672	30,332

Total liabilities and stockholders’ equity	$63,850	$72,370

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Cardiovascular Systems, Inc.
February 3, 2010

Cardiovascular Systems, Inc.
Supplemental Sales Information
(Dollars in Thousands)

	Three months ended		Six months ended
	December 31,		December 31,
	2009	2008	2009	2008
Device revenue	$13,340	$12,853	$26,980	$23,517
Other product revenue	1,757	1,151	3,315	2,133
Total revenue	$15,097	$14,004	$30,295	$25,650

Device units sold	4,449	4,368	8,990	8,004

New customers	48	117	103	217

Reorder revenue %	92%	76%	92%	74%
Non-GAAP Financial Measures
To supplement CSI’s consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as “Adjusted EBITDA” in this release.
Reconciliations of Adjusted EBITDA to the most comparable U.S. GAAP measure for the respective periods can be found in the table below. In addition, an explanation of the manner in which CSI’s management uses Adjusted EBITDA to conduct and evaluate its business, the economic substance behind management’s decision to use Adjusted EBITDA, the substantive reasons why management believes that Adjusted EBITDA provides useful information to investors, the material limitations associated with the use of Adjusted EBITDA and the manner in which management compensates for those limitations is included following the reconciliation table below.
Cardiovascular Systems, Inc.
Adjusted EBITDA
(Dollars in Thousands)

	Actual				Projected Range
	Three Months Ended		Six Months Ended		Three Months Ending
	December 31,		December 31,		March 31, 2010
	2009	2008	2009	2008	High	Low

Loss from operations	$(6,511)	$(8,567)	$(12,438)	$(22,181)	$(6,100)	$(6,700)
Add: Stock-based compensation	2,117	1,548	4,338	3,220	2,350	2,350
Add: Depreciation and amortization	143	101	279	196	150	150

Adjusted EBITDA	$(4,251)	$(6,918)	$(7,821)	$(18,765)	$(3,600)	$(4,200)

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Cardiovascular Systems, Inc.
February 3, 2010

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors
CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense and non-cash charges such as stock based compensation. CSI’s management uses Adjusted EBITDA to analyze the underlying trends in CSI’s business, assess the performance of CSI’s core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI’s performance period over period and in relation to its competitors’ operating results. Additionally, CSI’s management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.
CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI’s management for its financial and operational decision-making and allows investors to see CSI’s results “through the eyes” of management. CSI also believes that providing this information better enables CSI’s investors to understand CSI’s operating performance and evaluate the methodology used by CSI’s management to evaluate and measure such performance.
The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:
— Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI’s management also believes that excluding this item from CSI’s non-GAAP results is useful to investors to understand the application of SFAS 123R and its impact on CSI’s operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI’s financial statements.
— Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI’s management to assess the core profitability of CSI’s business operations. CSI’s management also believes that excluding these items from CSI’s non-GAAP results is useful to investors to understand CSI’s operational performance, liquidity and its ability to make additional investments in the company.
Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations
Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI’s financial results prepared in accordance with GAAP. Some of the limitations associated with CSI’s use of these non-GAAP financial measures are:
— Items such as stock-based compensation do not directly affect CSI’s cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI’s “Adjusted EBITDA” and therefore these non-GAAP measures do not reflect the full economic effect of these items.
— Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.
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Cardiovascular Systems, Inc.
February 3, 2010

— CSI’s management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses.
CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure CSI uses and detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.
Contacts:

For Cardiovascular Systems Inc.	Padilla Speer Beardsley:
Investor Relations	Marian Briggs
(651) 259-2800	(612) 455-1742
investorrelations@csi360.com	mbriggs@psbpr.com

Nancy A. Johnson
(612) 455-1745
njohnson@psbpr.com
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